UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SIGNET JEWELERS LIMITED

(Name of Registrant as Specified In Its Charter)

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Signet Jewelers Limited (the “Company”) is providing this supplement to its definitive proxy statement filed with the Securities and Exchange Commission and distributed in connection with the Company’s 2019 Annual Meeting of Shareholders to be held on June 14, 2019 (the “Proxy Statement”). There are no other changes to the Proxy Statement or the matters to be considered by the Company’s shareholders. This supplemental information should be read together with the Proxy Statement, which should be read in its entirety.

It is anticipated that Sharon McCollam, Chair of the Audit Committee of the Board of Directors of the Company, whose biographical information we have included below, will be joining the audit committee of an additional public company upon effectiveness of such company’s initial public offering. In advance of her appointment to such audit committee, our Board of Directors has determined that Ms. McCollam’s simultaneous service on more than three public company audit committees does not impair her ability to effectively serve on the Company’s Audit Committee due to, among other factors, her background as both a Certified Public Accountant and as the former Chief Financial Officer of Best Buy Co., Inc.

SHARON L. MCCOLLAM	Public Directorships:	Private Directorships:
Age: 56 Director Since: March 2018	• Stitch Fix, Inc. • Advance Auto Parts, Inc.	• PetSmart (Argos Holdings) • Hallmark Cards, Inc. • Art.com • GetYourGuide AG

Sharon L. McCollam served as the Chief Financial Officer and Chief Administrative Officer of Best Buy Co., Inc., a multinational consumer electronics retailer, from December 2012 until her retirement in June 2016. She continued to serve as an advisor to Best Buy until January 2017. Prior to Best Buy, Ms. McCollam served as Chief Financial Officer and Executive Vice President of Williams-Sonoma Inc. Ms. McCollam also served as Chief Financial Officer of Dole Fresh Vegetables, Inc. from 1996 to 2000. She is a member of the Board of Directors for public companies Stitch Fix, Inc. since November 2016 and Advance Auto Parts, Inc. since February 2019. Ms. McCollam is also a St. Jude Children’s Research Hospital/ALSAC Board member. Ms. McCollam has significant experience with major public companies in C-suite positions and has been recognized as the co-pilot of a foremost omni-channel turnaround in the retail sector. The Board has concluded that Ms. McCollam should continue to serve on the Board for these reasons.